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                                                                      EX-99.B(9)



                        Group Purchase Plan A Application

         The purpose of this application is to determine whether the group that is applying for a reduced sales charge may enter the Flag Investors Funds Group Purchase Plan. Characteristics of a group are that it has been in existence for at least six months, it has at least 25 members, and it has some purpose other than purchasing investment company shares. In addition it must, through its authorized representative or representatives, provide the Flag Investors funds, their Distributors and/or its investment representatives with an opportunity to communicate with each member of the group.


                                             Date:


Name of Group:

Address:

Names of the Group's officers or representatives:

Form of organization:

Number of Members:

Date of Organization:

Purpose or business of the Group:



                                                   Approved __ Disapproved__

                                                   By:______________________